CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on form S-8 of our report dated March 7, 2006 (except as to notes 2 and 12 which are as of March 31, 2006 and note 18 which is as of April 25, 2006), relating to the financial statements of Corel Corporation and our report dated March 7, 2006 on the financial statement schedule I (filed as exhibit 99.1 to the Registration Statement on Form F-1 of Corel Corporation, as amended) of Corel Corporation.

/s/ PricewaterhouseCoopers LLP
Ottawa, Canada
December 14, 2006